Filed Pursuant to Rule 433

Registration Statement No. 333-130736

WELLPOINT, INC.

FINAL TERM SHEET

Dated June 5, 2007

Issuer:	WellPoint, Inc.

Size:	$700,000,000 aggregate principal amount of 5.875% Notes due 2017 $800,000,000 aggregate principal amount of 6.375% Notes due 2037

Maturity:	June 15, 2017 for the 2017 Notes June 15, 2037 for the 2037 Notes

Coupon (Interest Rate):	5.875% for the 2017 Notes 6.375% for the 2037 Notes

Yield to Maturity:	5.971% for the 2017 Notes 6.408% for the 2037 Notes

Spread to Benchmark Treasury:	Treasury + .98% for the 2017 Notes Treasury + 1.31% for the 2037 Notes

Benchmark Treasury:	4.50% due 5/15/2017 for the 2017 Notes 4.50% due 2/15/2036 for the 2037 Notes

Benchmark Treasury Yield:	4.991% for the 2017 Notes 5.098% for the 2037 Notes

Interest Payment Dates:	June 15 and December 15 to record holders on the next preceding June 1 and December 1

First Coupon:	December 15, 2007

Redemption Provision:	Treasury Rate + .15% for the 2017 Notes Treasury Rate + .25% for the 2037 Notes

Price to Public:	99.282% for the 2017 Notes

99.561% for the 2037 Notes

Net proceeds to Issuer (before expenses)	$690,424,000 for the 2017 Notes $789,488,000 for the 2037 Notes

Trade Date	June 5, 2007

Settlement Date:	June 8, 2007

Day Count:	30/360

CUSIP/ISINs:	94973VAM9 / US94973VAM90 (2017 Notes) 94973VAN7 / US94973VAN73 (2037 Notes)

Joint Book-Running Managers:	Banc of America Securities LLC Citigroup Global Markets Inc.

(2017 Notes) Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated (2037 Notes) Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus, which, in the case of the issuer, you may request the prospectus by calling Corporate Secretary, (317) 488-6000 or emailing shareholder.services@wellpoint.com at WellPoint, Inc. In the case of Banc of America Securities LLC, you may request the prospectus by calling (800) 294-1322, and in the case of Citigroup Global Markets Inc., you may request the prospectus by calling (877) 858-5407.

2